Exhibit 99.1

Contacts:
Investor Relations:
Angela White

ir@vistaprint.com

+1 (781) 652-6480

Media Relations:

Jason Keith

publicrelations@vistaprint.com

+1 (781) 652-6444
Vistaprint Reports Fourth Quarter and Fiscal Year 2010 Financial Results
•	Fourth quarter 2010 results:
•	Revenue grew 22 percent year over year to $164.3 million

•	Revenue grew 22 percent year over year excluding the impact of currency exchange rate fluctuations

•	GAAP net income per diluted share decreased 21 percent year over year to $0.26

•	Non-GAAP adjusted net income per diluted share decreased 12 percent year over year to $0.38
•	Fiscal year 2010 results:
•	Revenue grew 30 percent year over year to $670.0 million

•	Revenue grew 28 percent year over year excluding the impact of currency exchange rate fluctuations

•	GAAP net income per diluted share grew 19 percent year over year to $1.49

•	Non-GAAP adjusted net income per diluted share grew 18 percent year over year to $1.98
Venlo, the Netherlands, July 28, 2010 — Vistaprint N.V. (Nasdaq: VPRT), a leading online provider of professional marketing products and services to micro businesses, today announced financial results for the fourth quarter and fiscal year ended June 30, 2010.

“Fourth quarter revenue was below our expectations,” said Robert Keane, president and chief executive officer. “Since we established fourth quarter guidance in April, unfavorable currency movements impacted our revenue by over $3 million. We are also disappointed in our own constant currency revenue execution for the quarter. On the other hand, we are pleased that our culture of financial discipline enabled us to deliver earnings within our previously established guidance range.
“On an annual basis, we have much to be excited about as we continued our track record of delivering at or above our aggressive annual targets,” Robert Keane continued. “Compared to the guidance we established at the beginning of the fiscal year, we outperformed on revenue and delivered at the top end on earnings per share, while making important investments in our business. We delivered new products, tested new marketing channels and approaches, and enhanced our ability to lower our per-unit manufacturing costs through engineering and automation projects. Our customers increased their average annual spend with Vistaprint significantly, and satisfaction remains high. As we enter fiscal year 2011, I believe we are well positioned for continued growth and profitability.”
Financial Metrics:
•	Revenue for the fourth quarter of fiscal year 2010 grew to $164.3 million, a 22 percent increase over revenue of $135.2 million reported in the same quarter a year ago. For the full fiscal year, revenue grew to $670.0 million, a 30 percent increase over revenue of $515.8 million in fiscal year 2009. Excluding the estimated impact from currency exchange rate fluctuations, total revenue grew 22 percent year over year in the fourth quarter and 28 percent for the full year. Excluding revenue from membership programs, year-over-year constant currency revenue growth was 26 percent for the fourth quarter of fiscal 2010 and 32 percent for the full fiscal year 2010.

•	Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the fourth quarter was 63.6 percent, compared to 63.1 percent in the same quarter a year ago. For the full fiscal year, gross margin was 64.2 percent, compared to 62.8 percent in fiscal 2009.

•	Operating income in the fourth quarter was $13.9 million, or 8.5 percent of revenue, and reflected an 8 percent decrease compared to operating income of $15.1 million, or 11.2 percent of revenue, in the same quarter a year ago. For the full fiscal year, operating income was $76.8 million, or 11.5 percent of revenue, a 25 percent increase over operating income of $61.6 million, or 11.9 percent of revenue, in the prior fiscal year.

•	GAAP net income for the fourth quarter was $11.7 million, or 7.1 percent of revenue, representing a 21 percent decrease compared to $14.7 million, or 10.9 percent of revenue in the same quarter a year ago. For the full fiscal year, GAAP net income was $67.7 million, or 10.1 percent of revenue, a 22 percent increase over GAAP net income of $55.7 million, or 10.8 percent of revenue, in the prior fiscal year.

•	GAAP net income per diluted share for the fourth quarter was $0.26, versus $0.33 in the same quarter a year ago. For the full year, GAAP net income per diluted share was $1.49, versus $1.25 in the prior full fiscal year.

•	Non-GAAP adjusted net income for the fourth quarter, which excludes share-based compensation expense and its related tax effect, was $17.3 million, or 10.5 percent of revenue, representing an 11 percent decrease over non-GAAP adjusted net income of $19.5 million, or 14.4 percent of revenue, in the same quarter a year ago. For the full fiscal year, non-GAAP adjusted net income, which excludes share-based compensation expense and its related tax effect, was $90.9 million, or 13.6 percent of revenue, a 20 percent increase over non-GAAP adjusted net income of $75.9 million, or 14.7 percent of revenue, in the prior fiscal year.

•	Non-GAAP adjusted net income per diluted share for the fourth quarter, which excludes share-based compensation expense and its related tax effect, was $0.38, versus $0.43 in the same quarter a year ago. For the 2010 full fiscal year, non-GAAP adjusted net income per diluted share, excluding share-based compensation expense and its related tax effect, was $1.98, versus $1.68 in the prior full fiscal year.

•	Capital expenditures in the fourth quarter were $27.5 million or 16.7 percent of revenue. During the full fiscal year capital expenditures were $101.3 million or 15.1 percent of revenue.

•	During the fourth quarter, the company generated $30.5 million of cash from operations and $1.3 million in free cash flow, defined as cash from operations less purchases of property, plant and equipment, and capitalization of software and website development costs. During the full fiscal year, the company generated $153.7 million of cash from operations and $45.9 million in free cash flow.

•	The company had $172.3 million in cash, cash equivalents, and short-term marketable securities as of June 30, 2010.
Operating Highlights:
•	Vistaprint acquired approximately 1.6 million new customers in the fourth fiscal quarter ending June 30, 2010. For the full 2010 fiscal year, the number of new customer acquisitions totaled approximately 6.4 million.

•	Repeat customers generated approximately 67 percent of total quarterly bookings in the fourth quarter, consistent with 67 percent in the same quarter a year ago.

•	Average daily order volume in the fourth quarter of fiscal 2010 was approximately 53,000, reflecting a 20 percent increase over an average of approximately 44,000 orders per day in the same quarter a year ago.

•	Advertising and commissions expense in the fourth quarter was $35.1 million, or 21.4 percent of revenue compared to $24.7 million, or 18.2 percent of revenue in the same quarter a year ago.

•	Non-U.S. markets contributed 41 percent of total revenue in the fourth quarter, compared to 39 percent to the same quarter a year ago, reflecting a 30 percent increase in revenue from non-U.S. markets year over year. For the full year, non-U.S. markets contributed 45 percent of total revenue, compared to 39 percent in fiscal 2009, reflecting a 48 percent increase year over year.

•	Average order value in the fourth quarter including revenue from shipping and processing was $34.56, compared to $33.31 in the same quarter a year ago.

•	Website sessions in the fourth quarter were 77.8 million, a 25 percent increase over 62.1 million in the same quarter a year ago.

•	Conversion rates were 6.2 percent in the fourth quarter of fiscal 2010, compared to 6.4 percent in the same quarter a year ago.
During the fourth quarter, Vistaprint added stickers and mailing labels to its product offerings, launched websites for Portugal and Singapore, and completed construction on its manufacturing facility in Deer Park, Australia which will serve the Asia-Pacific region.
Mike Giannetto, executive vice president and chief financial officer, added, “In fiscal 2010, we set and met demanding goals, delivering healthy growth in revenue, profitability and free cash flow while making disciplined investments that we believe will enhance our competitive advantage and provide opportunities for leverage over the long-term. As we look ahead to fiscal year 2011, we remain focused on achieving our goals with the same disciplined company culture. While we currently expect currency exchange rates to negatively impact our reported revenue and earnings growth in 2011, and we are cautious about our near-term outlook, the fundamentals of our business remain solid and we expect to deliver good growth for the year.”
Financial Guidance as of July 28, 2010:
Based on current and anticipated levels of demand and recent foreign currency rates, the company expects the following financial results:
Revenue
•	For the full fiscal year ending June 30, 2011, the company expects revenue of approximately $750 million to $780 million.

•	For the quarter ending September 30, 2010, the company expects revenue of approximately $159 million to $164 million.

GAAP Diluted Earnings Per Share
•	For the full fiscal year ending June 30, 2011, the company expects GAAP diluted earnings per share of approximately $1.65 to $1.80, which assumes 46.0 million weighted average shares outstanding.

•	For the quarter ending September 30, 2010, the company expects GAAP diluted earnings per share of approximately $0.15 to $0.20, which assumes 45.9 million weighted average shares outstanding.
Non-GAAP Adjusted Net Income Per Diluted Share
•	For the full fiscal year ending June 30, 2011, the company expects non-GAAP adjusted net income per diluted share of approximately $2.09 to $2.24, which excludes expected share-based compensation expense and its related tax effect of approximately $21.6 million, and assumes a non-GAAP diluted weighted average share count of approximately 46.6 million shares.

•	For the quarter ending September 30, 2010, the company expects non-GAAP adjusted net income per diluted share of approximately $0.27 to $0.32, which excludes expected share-based compensation expense and its related tax effect of approximately $5.7 million, and assumes a non-GAAP diluted weighted average share count of approximately 46.5 million shares.
Capital Expenditures
For the full fiscal year ending June 30, 2011, the company expects to make capital expenditures of approximately $55 million to $70 million. Planned capital investments are designed to support the planned growth of the business.
The foregoing guidance supersedes any guidance previously issued by the company. All such previous guidance should no longer be relied upon.
At approximately 4:20 p.m. (EDT) on July 28, 2010, Vistaprint will post, on the Investor Relations section of www.vistaprint.com, a link to a pre-recorded audio visual end-of-quarter presentation along with a downloadable transcript of the prepared remarks that accompany that presentation. At 5:15 p.m. the company will host a live Q&A conference call with management, which will be available via web cast on the Investor Relations section of www.vistaprint.com and via dial-in at (866) 510-0704, access code 75250946. A replay of the Q&A session will be available on the company’s Web site following the call on July 28, 2010.
About non-GAAP financial measures
To supplement Vistaprint’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Vistaprint has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission (or SEC) rules: non-GAAP adjusted net income, non-GAAP adjusted net income per diluted share, free cash flow, constant currency revenue growth, and constant currency revenue growth, ex-membership. The item excluded from the non-GAAP adjusted net income measurements is share-based compensation expense and its related tax effect. Free cash flow is defined as net cash provided by operating activities minus purchases of property, plant and equipment, and capitalization of software and website development costs. Constant currency basis is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar. Total revenue growth, constant currency, ex-membership excludes both the estimated impact of currency described above, as well as the impact of the termination of the membership programs previously offered by Vistaprint. It is calculated by excluding all membership revenue from the periods presented.
The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The table has more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Vistaprint’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses that were non-cash in nature or may not have been indicative of our core business operating results, as well as showing the estimated impact of measuring our non-U.S. dollar denominated revenue on a constant currency basis. Vistaprint believes that both management and investors have historically benefited from referring to these non-GAAP financial measures in assessing Vistaprint’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also have facilitated management’s internal comparisons to Vistaprint’s historical performance and our competitors’ operating results.
Management provides these non-GAAP financial measures as a courtesy to investors. However, to gain a more complete understanding of the company’s financial performance, management does (and investors should) rely upon GAAP statements of operations and cash flow.
About Vistaprint
Vistaprint N.V. (Nasdaq:VPRT) empowers more than 9 million micro businesses and consumers annually with affordable, professional options to make an impression. With a unique business model supported by proprietary technologies, high-volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products and services that micro businesses can use to expand their business. A global company, Vistaprint employs approximately 2,200 people, operates 22 localized websites globally and ships to more than 120 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day at www.vistaprint.com.
Vistaprint and the Vistaprint logo are trademarks of Vistaprint N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about management’s future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the expected growth and development of our business such as the financial guidance set forth under the heading “Financial Guidance as of July 28, 2010,” our operating performance, our margins, our market position, our planned investments, and our ability to successfully attract and retain customers. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, our ability to attract and retain customers and to do so in a cost-effective manner, the willingness of purchasers of graphic design services and printed products to shop online, the failure of our investments in our business, unexpected increases in our use of funds, our failure to increase our revenue and keep our expenses consistent with revenue, failures of our web sites or network infrastructure, our failure to maintain the prices we charge for our products and services, the inability of our manufacturing operations to meet customer demand, exchange rate fluctuations, changes in or interpretation of tax laws and treaties, downturns in general economic conditions, the realization of the expected benefits of our redomiciliation to the Netherlands, and other factors that are discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and other documents we periodically file with the SEC.
In addition, the statements in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations and beliefs to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.
Financial Tables to Follow

VISTAPRINT N.V.
CONSOLIDATED BALANCE SHEETS
(Unaudited in thousands, except share and per share data)

	June 30,	June 30,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$162,727	$133,988
Marketable securities	9,604	—
Accounts receivable, net	9,389	5,672
Inventory	6,223	4,384
Prepaid expenses and other current assets	15,059	12,819

Total current assets	203,002	156,863
Property, plant and equipment, net	249,961	193,622
Software and web site development costs, net	6,426	6,754
Deferred tax assets	7,277	7,035
Other assets	11,223	5,275

Total assets	$477,889	$369,549

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$16,664	$11,347
Accrued expenses	65,609	43,724
Deferred revenue	4,138	3,393
Current portion of long-term debt	5,222	8,349

Total current liabilities	91,633	66,813
Deferred tax liabilities	3,151	1,637
Other liabilities	6,991	5,100
Long-term debt	—	10,465

Total liabilities	101,775	84,015

Shareholders’ equity:
Ordinary shares, par value €0.01 per share, 120,000,000 shares authorized; 49,891,244 and 49,175,223 shares issued and 43,855,164 and 42,805,811 outstanding, respectively	698	688
Treasury shares, at cost, 6,036,080 and 6,369,412, respectively	(29,637)	(29,881)
Additional paid-in capital	249,153	212,221
Retained earnings	166,525	98,784
Accumulated other comprehensive (loss) income	(10,625)	3,722

Total shareholders’ equity	376,114	285,534

Total liabilities and shareholders’ equity	$477,889	$369,549

VISTAPRINT N.V.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited in thousands, except share and per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenue	$164,303	$135,169	$670,035	$515,826

Cost of revenue (1)	59,795	49,826	240,195	191,944
Technology and development expense (1)	20,617	16,222	78,387	60,921
Marketing and selling expense (1)	55,498	42,015	216,574	159,143
General and administrative expense (1)	14,488	11,996	58,031	42,236

Income from operations	13,905	15,110	76,848	61,582
Interest income	114	183	441	1,725
Other (expense) income , net	(843)	952	(1,491)	(803)
Interest expense	114	327	784	1,401

Income before income taxes	13,062	15,918	75,014	61,103
Income tax provision	1,412	1,222	7,273	5,417

Net income	$11,650	$14,696	$67,741	$55,686

Basic net income per share	$0.27	$0.35	$1.56	$1.29

Diluted net income per share	$0.26	$0.33	$1.49	$1.25

Weighted average shares outstanding — basic	43,760,638	42,523,077	43,365,872	43,330,166

Weighted average shares outstanding — diluted	45,551,209	44,204,791	45,336,561	44,634,191

(1)	Share-based compensation is allocated as follows:

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
Cost of revenue	$207	$180	$840	$745
Technology and development expense	1,209	1,346	5,790	5,053
Marketing and selling expense	1,184	989	4,965	4,021
General and administrative expense	2,880	2,079	10,785	9,654

VISTAPRINT N.V.
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited in thousands)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
Operating activities
Net income	$11,650	$14,696	$67,741	$55,686
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,665	9,722	44,367	35,713
Abandonment of acquired intangible assets	—	—	920	—
Loss on sale, disposal or impairment of long-lived assets	404	561	535	1,892
Amortization of premiums and discounts on short-term investments	82	—	127	—
Share-based compensation expense	5,480	4,594	22,380	19,473
Tax benefits derived from share-based compensation awards	(1,395)	(5,195)	(6,272)	(9,603)
Deferred taxes	229	(4,538)	179	(4,538)
Changes in operating assets and liabilities, excluding the effect of an acquisition:
Accounts receivable	857	2,046	(3,727)	276
Inventory	(568)	(1,077)	(2,224)	(1,921)
Prepaid expenses and other assets	2,265	(3,394)	3,792	(4,879)
Accounts payable	185	207	6,176	3,148
Accrued expenses and other liabilities	(323)	10,177	19,707	24,804

Net cash provided by operating activities	30,531	27,799	153,701	120,051

Investing activities
Purchases of property, plant and equipment	(27,498)	(16,711)	(101,326)	(76,286)
Proceeds from sale of equipment	—	—	177	—
Business acquisition, net of cash acquired	—	—	(6,496)	—
Purchases of marketable securities	—	—	(9,804)	(6,078)
Sales and maturities of marketable securities	—	6,900	100	31,937
Capitalization of software and website development costs	(1,712)	(1,849)	(6,516)	(7,168)

Net cash used in investing activities	(29,210)	(11,660)	(123,865)	(57,595)

Financing activities
Repayments of long-term debt	(334)	(797)	(13,848)	(3,219)
Payment of withholding taxes in connection with vesting of restricted share units	(1,776)	(2,345)	(6,142)	(4,176)
Repurchase of ordinary shares	—	—	—	(45,518)
Tax benefits derived from share-based compensation awards	1,395	5,195	6,272	9,603
Proceeds from issuance of shares	1,570	7,311	14,977	12,067

Net cash provided by (used in) financing activities	855	9,364	1,259	(31,243)

Effect of exchange rate changes on cash	(2,034)	741	(2,356)	(370)

Net increase in cash and cash equivalents	142	26,244	28,739	30,843

Cash and cash equivalents at beginning of period	162,585	107,744	133,988	103,145

Cash and cash equivalents at end of period	$162,727	$133,988	$162,727	$133,988

VISTAPRINT N.V.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited in thousands, except share and per share data)

	Three Months Ended				Year Ended
	June 30,				June 30,
	2010		2009		2010		2009
Non-GAAP adjusted net income reconciliation:
Net income	$11,650		$14,696		$67,741		$55,686
Add back:
Share-based compensation expense, inclusive of income tax effects	5,662	(a)	4,764	(b)	23,156	(c)	20,177	(d)

Non-GAAP adjusted net income	$17,312		$19,460		$90,897		$75,863

Non-GAAP adjusted net income per diluted share reconciliation:
Net income per diluted share	$0.26		$0.33		$1.49		$1.25
Add back:
Share-based compensation expense, inclusive of income tax effects	0.12		0.10		0.49		0.43

Non-GAAP adjusted net income per diluted share	$0.38		$0.43		$1.98		$1.68

Non-GAAP weighted average shares outstanding — diluted	46,136,412		45,029,206		45,988,831		45,099,357

(a)	Includes share-based compensation charges of $5,480 and the income tax effects related to those charges of $182

(b)	Includes share-based compensation charges of $4,594 and the income tax effects related to those charges of $170

(c)	Includes share-based compensation charges of $22,380 and the income tax effects related to those charges of $776

(d)	Includes share-based compensation charges of $19,473 and the income tax effects related to those charges of $704

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
Free cash flow reconciliation:
Net cash provided by operating activities	$30,531	$27,799	$153,701	$120,051
Purchases of property, plant and equipment	(27,498)	(16,711)	(101,326)	(76,286)
Capitalization of software and website development costs	(1,712)	(1,849)	(6,516)	(7,168)

Total free cash flow	$1,321	$9,239	$45,859	$36,597

	GAAP Revenue			GAAP Revenue
	Three Months Ended			Year Ended
	June 30,		2010-2009	June 30,		2010-2009
	2010	2009	%Change	2010	2009	%Change
Constant currency and constant currency ex-membership reconciliations:
Revenue, as reported	$164,303	$135,169	22%	$670,035	$515,826	30%

Estimated effect of currency fluctuations on revenue growth			0%			(2%)

Total revenue growth, constant currency			22%			28%

Effect of terminations of membership programs on revenue growth			4%			4%

Total revenue growth, constant currency, ex-membership			26%			32%

Constant currency basis is estimated by translating all non-U.S. Dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. Dollar. Total revenue growth, constant currency, ex membership excludes both the estimated impact of currency described above, as well as the impact of the termination of the membership programs previously offered by Vistaprint. It is calculated by subtracting all membership revenue from the periods presented. In the fourth quarter of fiscal 2009, membership programs generated 3.0% of total revenue as compared to 0% for the fourth quarter of fiscal 2010. In the full fiscal year 2009, membership programs generated 3.9% of total revenue as compared to 0.8% for the full fiscal year 2010.